Exhibit 99


Contact:          Mark A. Steinkrauss, Vice President - Corporate Relations
                  (312) 630-1900
                  e-mail:  mark.steinkrauss@teldta.com

FOR RELEASE:  IMMEDIATE

                TDS WITHDRAWS OFFERING OF TDS TELECOMMUNICATIONS
                               GROUP COMMON SHARES

June 12, 1998, Chicago, Illinois - Telephone and Data Systems, Inc. [AMEX: TDS], a leading provider of telecommunications services, said that it has withdrawn its planned offering of 13,500,000 shares of TDS Telecommunications Group Common Shares, a class of common stock of TDS which would track the performance of the TDS Telecom Group. The company cited adverse market conditions as the reason for the withdrawal of the offering.

TDS Telecom Group is principally comprised of TDS Telecommunications Corporation, the ninth largest non-Bell local exchange telephone company in the United States measured in terms of access lines. TDS Telecom provides rural and suburban consumers and businesses with landline local telephone service through its switching and intra-city network. Long distance or toll service is provided through connections with long-distance carriers, primarily AT&T and the Regional Bell Operating Companies which purchase network access from the Telecom Group. The Telecom Group also operates USLink, a regional long-distance company, as well as new business ventures including TDSNET, an Internet access provider; TDS DATACOM, a LAN wiring business; and TDS METROCOM, a competitive local exchange carrier.

TDS is a diversified telecommunications corporation founded in 1969. Through its strategic business units, United States Cellular, TDS Telecom and Aerial Communications, TDS operates primarily in cellular, local telephone and personal communications services (PCS) markets around the country. TDS builds value for its shareholders by providing excellent communications services in growing, closely-related segments of the telecommunications industry. The company currently employs approximately 8,900 people and serves over 2.5 million customers.


TDS Internet Home Page:             http://www.teldta.com






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